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                                                                   Exhibit 10.26


                         ELECTRICITY PURCHASE AGREEMENT




                                     BETWEEN




                                  NOVELIS INC.




                                       AND




                           ALCAN, ENERGIE ELECTRIQUE,
                            A DIVISION OF ALCAN INC.


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                               TABLE OF CONTENTS


Article I - INTERPRETATION....................................................1
Article II - PURCHASE AND USE OF ELECTRICITY..................................4
Article III - TERM............................................................5
Article IV - VOLTAGE AND FREQUENCY............................................5
Article V - AVAILABLE CAPACITY................................................5
Article VI - CONTRACT PRICE...................................................5
Article VII - BILLING.........................................................6
Article VIII - DELIVERY POINTS; MINIMUM POWER FACTOR..........................7
Article IX - TITLE AND RISK OF LOSS...........................................7
Article X - ELECTRICAL APPARATUS..............................................7
Article XI - METERS...........................................................8
Article XII - RIGHT OF WAY; RIGHT OF ENTRY...................................10
Article XIII - SERVICE CONTINUITY............................................10
Article XIV - TERMINATION....................................................11
Article XV - LIABILITY.......................................................11
Article XVI - FORCE MAJEURE..................................................12
Article XVII - CONFIDENTIALITY...............................................12
Article XVIII - GENERAL PROVISION............................................13


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                         ELECTRICITY PURCHASE AGREEMENT


THIS AGREEMENT made and entered into as of the      day of             , 2004
with effect as of the Effective Date.


BETWEEN: NOVELIS INC., a corporation incorporated pursuant to the laws of Canada ("PURCHASER")

AND: ALCAN, ENERGIE ELECTRIQUE, a division of Alcan Inc., a corporation incorporated pursuant to the laws of Canada ("SUPPLIER")


WHEREAS Alcan Inc. and Novelis Inc. have entered into a Separation Agreement pursuant to which they set out the terms and conditions relating to the separation of the Separated Businesses from the Remaining Alcan Businesses (each as defined in the Separation Agreement), such that the Separated Businesses are to be held, as at the Effective Time (as defined therein), directly or indirectly, by Novelis Inc. (such agreement, as amended, restated or modified from time to time, the "SEPARATION AGREEMENT").

WHEREAS the Separated Businesses held by Novelis Inc. include the operation of the Saguenay Plant (as defined hereinafter) by the Purchaser (being a wholly owned subsidiary of Novelis Inc.).

WHEREAS the Saguenay Plant will initially be transferred to Arcustarget Inc., a wholly-owned subsidiary of Alcan Inc., which corporation will amalgamate with Purchaser at the Effective Time (as defined in the Separation Agreement).

WHEREAS the Supplier wishes to supply, and the Purchaser wishes to purchase, subject to the terms and conditions of this Agreement, electricity required by the Saguenay Plant.

WHEREAS the Parties have entered into this Agreement in order to set forth such terms and conditions.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the parties hereby agree as follows:

                          ARTICLE I -- INTERPRETATION

1.1 DEFINITIONS. For the purposes of this Agreement, the following terms and expressions and variations thereof unless a clear inconsistent meaning is required under the context, shall have the meanings specified or referred to in this Section 1.1:



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         (a)   "APPARENT POWER DEMAND" means the maximum power, measured in kilovolt-amperes, taken over a Metering Period during a Consumption Period by a demand metering device pursuant to this Agreement;

         (b)   "ARCUSTARGET" means Arcustarget Inc., a Canadian corporation;

         (c) "AVAILABLE POWER" means the maximum power available to Purchaser hereunder, established in accordance with Section 5.1;

         (d)   "CONTRACT PRICE" means the contract price as established under
               Section 6.1;

         (e) "CONSUMPTION PERIOD" means the period, normally one calendar month, during which electricity is delivered by Supplier to the Saguenay Plant and which is scheduled between the two dates used for the calculation of the bill;

         (f) "DELIVERED ENERGY" means the energy delivered by Supplier to the Purchaser at the Delivery Points;

         (g) "DELIVERY OF ELECTRICITY" means the application and maintenance of voltage at the Delivery Points, with or without the use of electricity;

         (h) "DELIVERY POINTS" means the delivery points at which Supplier shall effect the Delivery of Electricity to Purchaser being described as the load side of the two 13,200 volt disconnect switches (US 1 and US 2) connected between Supplier's transmission lines and Purchaser's insulated cables;

         (i) "EFFECTIVE DATE" means the effective date on which ownership of the Saguenay Plant will be transferred from Alcan Inc. to Arcustarget;

         (j) "ENERGY" means the quantity of electricity delivered over a period of time, expressed in kilowatt-hours or in decimal multiples hereof;

         (k) "EVENT OF FORCE MAJEURE" means an event, condition or circumstance (and the effects thereof) which is not within the reasonable control of the party affected by it, and which by the exercise of due diligence such party is unable to overcome or cause to be overcome. For greater certainty, "Events of Force Majeure" may include, but are not restricted to, events in the nature of:

               (i)       acts of God;

               (ii)      fire, flooding, earthquake, wind, lightning, ice;

               (iii)     an explosion;

               (iv) war, civil disturbance, riot, insurrection, military or guerrilla action, terrorist activity, sabotage, invasion, bombardment;

               (v)       an economic sanction, blockade or embargo;



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               (vi)      an action or restraint by a governmental authority (so
                         long as the affected party has not applied for or assisted in the application for such action or restraint), or by military or usurped power or by the public enemy;

               (vii) an order of any court or judgment granted in bona fide adverse legal proceedings or actions; or

               (viii) with respect to Supplier, Supplier's failure to receive the power to be made available to Purchaser under this Agreement;

               provided however, that neither (a) any event arising due to a party's lack of funds or financing, nor (b) the loss of such party's markets shall constitute an Event of Force Majeure;

         (l) "L RATE" means the L Rate applicable to Hydro-Quebec's industrial customers for the sale of power of five thousand (5,000) kilowatts or more and associated energy established under Hydro-Quebec Bylaw number 634 establishing electricity rates and their conditions of application and any amendment, modification and replacement of such Bylaw 634;

         (m) "MAXIMUM POWER DEMAND" means, for each Consumption Period, the higher of:

               (i) the highest Real Power Demand (kilowatts) during such Consumption Period; and

               (ii) the highest Apparent Power Demand (kilovolt-amperes) measured over such Consumption Period; multiplied by the minimum Power Factor (as established in article 8.2);

         (n) "METERING PERIOD" means a period of 15 minutes used to determine the power demands measured by the integration of Energy consumption;

         (o) "METERING POINT" means the location of the electrical meters connected to the 13,200 Volt source;

         (p) "PERSON" means any individual, corporation, trust, association, company, partnership, limited liability company or joint venture, any governmental authority or any other entity whatsoever;

         (q) "POWER FACTOR" means the ratio of Real Power Demand (kilowatts) over Apparent Power Demand (kilowatt-amperes) during a Metering Period;

         (r) "REAL POWER DEMAND" means the maximum power, in kilowatts, taken over a Metering Period during a Consumption Period, as measured by a demand metering device pursuant to this agreement;

         (s)   "$" or "DOLLAR" means Canadian Dollar;



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         (t)   "SAGUENAY PLANT" means an aluminium transformation facility located at Ville de Saguenay, in the Province of Quebec;

         (u) "SEPARATION AGREEMENT" has the meaning set out in the Preamble to this Agreement;

1.2 "SUPPLIER'S SUBSTATION" means all Supplier's electrical equipment on the source side of the Delivery Points.

1.3 HEADINGS. The division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof.

1.4 SEVERABILITY. Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall (a) be severed from any illegal, invalid or unenforceable Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement, and (b) otherwise remain in full force and effect.

1.5 ENTIRE AGREEMENT. This Agreement together with its Schedules any instruments to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties in respect of the subject matter hereof.

1.6 CURRENCY. All of dollar amounts mentioned in this Agreement or in the Schedules annexed hereto shall be in lawful money of Canada, unless otherwise specifically denominated.

1.7 EFFECTIVENESS. As, of and from the Effective Date and at all times prior to the Separation Time, Arcustarget shall be the Purchaser for all purposes hereunder. The named Parties to this Agreement reflect the assumption that Arcustarget and Purchaser will amalgamate at the Separation Time in the manner described in the Separation Agreement. If it is subsequently determined that the Separation Time will not occur in circumstances where this Agreement has already become effective, Arcustarget shall continue to act as Purchaser hereunder, this agreement shall remain in effect and Novelis will be deemed never to have become the Purchaser hereunder.


                  ARTICLE II -- PURCHASE AND USE OF ELECTRICITY

2.1 PURCHASE. Purchaser agrees to purchase electricity from Supplier, and Supplier agrees to supply and deliver electricity to Purchaser, all in accordance with and subject to the terms of this Agreement.



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2.2      USE. Purchaser shall use the electricity pursuant to this Agreement exclusively for the operation of the Saguenay Plant. Purchaser shall not resell the electricity supplied or delivered by Supplier.

                               ARTICLE III -- TERM

3.1 TERM. The term of this Agreement (the "TERM") shall be from the Effective Date until the date which is the three (3) year anniversary thereof, unless terminated earlier as contemplated in Section 14.1. No interruption to the obligations of the parties hereunder shall operate to extend the term hereof, whether due to Supplier Force Majeure or Purchaser Force Majeure.

                       ARTICLE IV -- VOLTAGE AND FREQUENCY

4.1 CHARACTERISTICS. Electricity supplied hereunder shall be delivered to the Delivery Points normally at a frequency of approximately sixty (60) Hertz, at 13,200 volts +/- 6% three-phase delta.

4.2 VARIATION. Supplier shall use reasonable commercial efforts to maintain voltage variations according to characteristic provided in Section 4.1, except when sudden variations in production or load occur, upon the occurrence of an Event of Force Majeure or in the case of an emergency or accident in order to ensure the reliability of Supplier's electrical system, or when such variations are due to the characteristics of Purchaser's equipment.

                         ARTICLE V -- AVAILABLE CAPACITY

5.1 AVAILABLE POWER. The maximum Available Power to Purchaser under this Agreement is 8 000 kilovolt-amperes.

5.2 EXCESS POWER. Purchaser's Maximum Power Demand shall not exceed the Available Power without the prior written authorization of Supplier. Supplier may attach to its authorization such conditions as Supplier may determine in its sole discretion.

                          ARTICLE VI -- CONTRACT PRICE

6.1 CONTRACT PRICE. Purchaser shall pay to Supplier a purchase price equal to $ ***/MWh (the "CONTRACT PRICE") starting as of the Effective Date.

6.2 INDEXATION. The Contract Price shall be adjusted in accordance with any modification of the L Rate. For illustrative purposes, a 2% increase of the L Rate will result in a 2% increase of the Contract Price.

6.3 Successor Rate. If, at any time during the term hereof, there is no "L Rate" in effect, the reference rate for the purposes of section 6.2 shall be such successor rate as is applied by Hydro-Quebec (or any successor entity) for customers equivalent to the Saguenay Plant.


*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.



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6.4      TRANSFORMATION AND DISTRIBUTION FEE. Purchaser shall pay to Supplier a fee for the transformation and distribution of electricity equal to $48,000 per annum. This amount shall be adjusted annually in accordance with the increase of Supplier's cost for the transformation and distribution of electricity, which cost increase shall be applied on a pro rata basis based on Purchaser's consumption of electricity.


6.5      TAXES.

         All taxes pertaining to this Agreement levied by any government, federal, provincial, municipal or other, called tax or not, shall be billed to and paid by Purchaser. The term "tax" excludes: a) income and profit tax, b) tax for which claim for reimbursement from others is prohibited by law, and c) tax assessed by virtue of the Watercourses Act.

                             ARTICLE VII -- BILLING

7.1 INVOICE. On or before the fifteenth (15th) day of every month, Supplier shall present an invoice to the Purchaser with the payment due for the immediately preceding Consumption Period. This invoice shall include the amount for Delivered Energy and the transformation and distribution fee provided in section 6.4.

7.2 TRANSMISSION. Each invoice shall be sent by Supplier to Purchaser by telecopier or by any other means that Supplier considers appropriate.

7.3 PAYMENT. Each invoice shall be payable in full on or before the forty-fifth (45th) day of the date of the invoice. All amounts due under this Agreement shall be paid in lawful money of Canada by electronic transfer to Supplier's account as shall be specified in writing by Supplier from time to time.

7.4      INTEREST. Any amount due but not paid within the period indicated at
         Section 7.3 shall bear interest at an annual rate equal to the sum of:
         (i) the prime rate of interest announced by the Royal Bank of Canada applicable to commercial loans denominated in Canadian dollars, in effect on the last banking day of the relevant Consumption Period, plus
         (ii) one (1) percentage point.

7.5 DEDUCTIONS. Purchaser may not, in any case, deduct from any amount due hereunder any amount relating to any claim or counterclaim which Purchaser may have or allege to have against Supplier.

7.6 SUSPENSION. If Purchaser fails to pay Supplier within the period set forth at Section 7.3 any amount due to Supplier hereunder together with interests thereon, Supplier may:

         (a) give to Purchaser a first notice of Supplier's intent to suspend the Delivery of electricity to Purchaser until full payment of any arrears, such notice to be given no less than twenty (20) days prior to the effective date of such suspension; and

         (b) give to Purchaser a second notice no less than five (5) days prior to such suspension; and



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         (c)   if such default continues unremedied, suspend the electricity service to Purchaser on the date indicated in such notices until full payment of arrears together with applicable interest thereon, if any; and

         (d) the whole without prejudice to Supplier's other rights or recourses, including under Article XIV, and without any responsibility on its own behalf for such suspension. Such suspension by Supplier shall not release Purchaser of any of its obligations hereunder.

7.7 Sections 7.1 to 7.4 will be applicable as of the date that Purchaser will have a separate accounting system. Prior to such date, payments will be made by Purchaser in accordance with Transition Service Schedule FINTS15 relating to transition financial services between Alcan Primary Metal Group-Canada and Novelis Inc. dated as of Effective Date.

              ARTICLE VIII -- DELIVERY POINTS; MINIMUM POWER FACTOR

8.1 DELIVERY. Supplier shall make available the Available Power and deliver Energy to Purchaser pursuant to this Agreement solely at the Delivery Points.

8.2 MINIMUM POWER FACTOR. The minimum Power Factor at the Metering Point shall be eighty-five percent (85%). If required for reasons of power quality or to maintain the integrity of the distribution network, Supplier may, at its sole discretion and upon written notice to Purchaser, require that the minimum Power Factor of the Saguenay Plant be increased to 95%; Purchaser shall pay all Modification Costs directly to the Persons performing the modification work as and when due. The term "Modification Costs" means all direct and indirect costs and expenditures (whether or not capitalizable) incurred in making modifications to the Saguenay Plant in order to increase the power factor to 95%.

                      ARTICLE IX -- TITLE AND RISK OF LOSS

9.1      TITLE AND RISK OF LOSS.

         (a) As between the parties, Supplier shall be deemed to be in exclusive control of the Energy prior to its delivery by Supplier at the Delivery Points and Purchaser shall be deemed to be in exclusive control of Delivered Energy at and after the Delivery Points.

         (b) Title to and risk of loss related to Delivered Energy shall transfer from Supplier to Purchaser at the Delivery Points.

                       ARTICLE X -- ELECTRICAL APPARATUS

10.1 OWNERSHIP OF EQUIPMENT. Supplier owns the two incoming 13,200 Volt overhead distribution lines (MAL and MC2), (ii) their dead-end poles and (iii) the disconnect switches (US1 and US2) mounted thereon. Supplier also owns the electrical metering
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                                      -8-

         apparatus, including associated instrument transformers and associated equipment. Purchaser owns the 13,200 Volt insulated cables including the terminal pot heads inside the Saguenay plant. Supplier shall be responsible for the maintenance of such insulated cables at Purchaser's expense.

10.2 OPERATION AND MAINTENANCE. During the term hereof, Purchaser shall operate and maintain its electrical apparatus so as not to cause disturbance to Supplier's electrical system nor interfere with Supplier's supply to other customers or to its own operations. Supplier shall have the right to audit Purchaser's maintenance registry. Maintenance shall be made in accordance with Supplier's standards to be communicated to Purchaser upon request.

10.3     PLANS AND SPECIFICATIONS.

         (a) Supplier may at any time require that Purchaser provide Supplier with a copy of the plans and technical specifications of any new substantial electrical installation or of any substantial modification to an existing electrical installation and may conduct, upon reasonable advance notice to Purchaser of no less than forty-eight (48) hours and during normal business hours, any inspection or verification of such installations.

         (b) Such inspection and verification by Supplier of the plans and technical specifications and of the electrical installations of Purchaser shall be made solely to ensure the safety and good operating condition of Supplier's electrical system; in no event shall such inspection or verification constitute or be interpreted as constituting a warranty of the operational status, performance or safety of Purchaser's electrical installation.

10.4 OBLIGATION TO CONNECT AND SUPPLY. Supplier shall not be obligated to maintain the connection between its electrical system and Purchaser's electrical installation or to supply electricity to Purchaser in accordance with this Agreement if Purchaser's electrical installation does not satisfy the provisions of Section 10.1

                              ARTICLE XI -- METERS

11.1 METERING DEVICES. Subject to Section 11.2, metering devices and other related devices used to record the Maximum Power Demand and the quantity of Delivered Energy hereunder shall be:

         (a) of a type and make approved by Industry Canada for billing purposes;

         (b)      owned and maintained by Supplier at Supplier's expense;

         (c)      provided and installed by Supplier at Purchaser's expense; and

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         (d)      tested, calibrated and sealed by Industry Canada in accordance with applicable laws in the presence of one or more representatives of each party hereto duly appointed for such purposes.

11.2 INSTALLATION. Supplier shall install the metering devices and Purchaser shall provide appropriate space for their installation.

11.3     INTERIM METERING DEVICES.

         (a) Supplier and Purchaser acknowledge and agree that the existing metering devices installed at the Saguenay Plant on the date hereof are not of a type and model approved by Industry Canada for billing purposes.

         (b) Supplier undertakes to modify, on or before December 31, 2005 such existing metering devices and installation to meet Industry Canada standards for billing purposes.

         Supplier and Purchaser shall accept the existing metering devices for the purposes of this Agreement, until the date on which Industry Canada approves the modified metering devices and installation for billing purpose.

11.4 DEFICIENCY. All claims concerning the accuracy of metering devices shall be resolved in accordance with the Electricity and Gas Inspection Act (R.S.C. 1985, c.E-4), as amended or replaced from time to time.

11.5     DISPUTE.

         (a) If a dispute arises as to the establishment of the Maximum Power Demand and Delivered Energy, Supplier and Purchaser shall use all reasonable efforts to resolve promptly any such dispute.

         (b) If an invoice or part of an invoice is subject to such dispute, Purchaser shall pay Supplier in accordance with the terms of Article VII.

         (c) Should the parties fail to reach a settlement within ten (10) business days of it becoming known to them, then the dispute shall be submitted to the appropriate senior executive offices or each party for conciliation.

         (d) During the course of such resolution proceedings, all reasonable requests made by either of Purchaser or Supplier to the other for relevant information shall be honoured.

         (e) Each of Purchaser and Supplier shall use all reasonable efforts to cause the resolution of any such dispute by way of the foregoing process as soon as practicable. If no settlement is reached through such efforts following twenty (20) business days after the expiration of the aforesaid period of ten (10) business days, either of the parties to this Agreement may seek the legal remedies entitled to them under this Agreement or by law.

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11.6     ACCESS. Supplier's employees authorized for such purpose shall have access at all times during normal business hours to Supplier's metering devices to read, inspect and verify Supplier's meters. Supplier's employees shall comply with all rules and regulations in effect from time to time at the Saguenay Plant.

                       ARTICLE XII -- RIGHT OF WAY; RIGHT OF ENTRY

12.1 RIGHT OF WAY. Purchaser agrees to convey to Supplier, for the Term of this Agreement and without charge, all servitudes and other rights of way reasonably necessary for the operation, maintenance, replacement and removal of Supplier's equipment, apparatus, metering devices upon, across or within Purchaser's property, including Supplier's Substation, in order to supply and deliver electricity under this Agreement; provided however that upon the termination of this Agreement, any such servitudes and rights of way shall revert automatically to Purchaser.

12.2 RIGHT OF ENTRY. Supplier shall be entitled to access, during normal business hours, Purchaser's property in order to install, operate, maintain or remove Supplier's equipment, apparatus, and metering devices, and shall also be entitled to prune or remove, at its expense and for such purposes, all trees, shrubs or any other similar objects which may be found on, above or below said property. Supplier shall comply with all rules and regulations in effect from time to time at the Saguenay Plant.

12.3 OBLIGATION REGARDING ELECTRICAL APPARATUS. Purchaser undertakes not to erect any building, structure or other construction on, above or below Supplier's electrical lines, equipment, apparatus and metering devices, without the prior written authorization of Supplier.

                        ARTICLE XIII -- SERVICE CONTINUITY

13.1 SYSTEM RELIABILITY. Purchaser acknowledges and agrees that Supplier's obligation to supply and deliver electricity hereunder is subject to curtailment or interruption in order for Supplier to maintain and repair equipment or to otherwise ensure the reliability of its electrical system. In addition, in the event of any adverse condition or disturbance on Supplier's electrical system or the Delivery of Electricity, Supplier may curtail or interrupt the transmission of Energy on Supplier's electrical system or the Delivery of Electricity to:

         (i) limit the extent or damage of the adverse condition or disturbance;

         (ii)     prevent damage to generating or transmission facilities; or

         (iii)    expedite restoration of service.

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13.2     CURTAILMENT OR INTERRUPTION.

         (a) In the event that Supplier deems a curtailment or interruption necessary for the reasons mentioned in Section 13.1, Supplier shall advise Purchaser, if possible, prior to the hour on which the period of curtailment or interruption is to begin.

         (b) Supplier may cancel such curtailment or interruption by verbal notice to Purchaser to ensure the reliability of Supplier's electrical system.

13.3 CURTAILMENT OR INTERRUPTION PERIODS. Supplier shall use reasonable commercial efforts to limit the duration and frequency of such periods of curtailment or interruption.

                           ARTICLE XIV -- TERMINATION

14.1 EVENT OF DEFAULT. Purchaser shall be in default hereunder under the following circumstances:

         (a) the failure by Purchaser to make when due any payment required under this Agreement if such failure is not remedied within thirty (30) days after the date on which it is due; or

         (b) Purchaser exceeds Available Power and as a result, Supplier is required to interrupt or curtail the supply of electricity to Purchaser to ensure the reliability of Supplier's electrical system.

         (each, an "EVENT OF DEFAULT")

14.2 TERMINATION UPON AN EVENT OF DEFAULT. In addition to and without limiting any other damages, recourse or remedy which may be available to Supplier if, at any time during the Term hereof, an Event of Default occurs, Supplier shall have the right to forthwith terminate this Agreement upon written notice to Purchaser.

                             ARTICLE XV -- LIABILITY

15.1     LIMITATION OF LIABILITY.

         (a) GENERAL. Other than as expressly provided in this Article XV, in no case shall either party be liable to the other party for any damages or losses it may cause to the other party or the other party's property resulting from the supply, delivery or taking of, or the failure to supply, deliver or take electric power or Energy, at the Saguenay Plant.

         (b) System Failure. Supplier shall not be responsible for accident, damages or losses to property resulting from:

                  (i) fluctuations in voltage or frequency, mechanical failures or any other event of similar nature which may occur on its electrical system; or
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                                      -12-

                  (ii) any interruption or reduction in service due to interruptions for maintenance, repair, modification, and stabilization of its electrical system.

15.2 SUPPLIER'S LIABILITY. Subject to Section 15.1, Supplier shall indemnify and hold harmless Purchaser from any liability incurred by it in connection with damages or losses caused by the fault or negligence of Supplier, its officers, agents or employees in supplying and delivering electric power pursuant to the terms hereof.

15.3 PURCHASER'S LIABILITY. Purchaser shall indemnify and hold harmless Supplier from any liability incurred by it in connection with damages or losses caused by Purchaser's fault or negligence, or by the fault or negligence of persons over whom it has control, or by things under its care.

                          ARTICLE XVI -- FORCE MAJEURE

16.1 FORCE MAJEURE. If a party is rendered unable by an Event of Force Majeure to carry out, in whole or in part, its obligations under the Agreement and it gives notice and full details of the event to the other party as soon as practicable after the occurrence of the event, then from the date of such notice, the obligations of the first party shall be suspended from the inception and during the continuance of the Event of Force Majeure. Each party shall use reasonable commercial efforts to remedy such Event of Force Majeure with all reasonable dispatch; provided however that this provision shall not require Supplier to deliver Energy at points other than the Delivery Points.

                         ARTICLE XVII -- CONFIDENTIALITY

17.1 All information of a party which is of a technical or business nature and which is disclosed by a party (the "Disclosing Party") to the other party (the "Receiving Party") under this Agreement, including the content of this Agreement, whether directly or indirectly, shall be considered to be and treated as "Proprietary Information", unless or until such information was or is:

         (i) already known to or otherwise in the Receiving Party's possession at the time of receipt under this Agreement; or

         (ii) publicly available or otherwise in the public domain without breach of this Agreement by the Receiving Party; or

         (iii) rightfully obtained by the Receiving Party from any third party, without restriction and without breach of this Agreement by the Receiving Party.

17.2 Proprietary Information shall be maintained in confidence by Receiving Party, using the same safeguards it uses to protect its own confidential information of a similar nature, but using at least reasonable care. Except as authorized herein, Receiving Party shall not publish or disclose to third persons any Proprietary Information of Disclosing Party without the prior express written consent of Disclosing Party.

17.3 Receiving Party in the ordinary course of its business may disclose Proprietary Information of Disclosing Party to its consultants, contractors, suppliers and others with whom Receiving Party has a business relationship. Receiving Party shall advise all such persons to whom Proprietary Information is supplied of the Receiving Party's confidentiality obligation hereunder and shall ensure that such recipients of Proprietary Information have agreed to comply with the provisions of this Section.

17.4 Purchaser and Supplier shall prevent their directors, officers, employees, subcontractors and any other person from disclosing Proprietary Information, except to those of its employees, subcontractors and any other person specifically required for the purpose of this Agreement.

17.5 The foregoing obligations of confidentiality, use and non-disclosure shall not apply to information that must be disclosed by law.

                       ARTICLE XVIII -- GENERAL PROVISION

18.1 ASSIGNMENT. No party shall assign or transfer this agreement, in whole or in part, or any interest or obligation arising under this agreement, without the prior written consent of the other party.

18.2 NOTICES. All notices or other communications under this agreement shall be in writing and shall be deemed to be duly given when delivered in person or successfully transmitted by facsimile, addressed as follows:

         (a)      in the case of Supplier, to it at:

                  Alcan Energie Electrique
                  1954 Davis Street,
                  P.O. Box 1800,
                  Jonquiere, QC  G7S 4R5

                  Attention:  Director

                  Telecopier:  418-699-2132

                  Electronic mail: donald.dube@alcan.com

         (b)      in the case of Purchaser, to it at:

                  NOVELIS INC.
                  Usine Saguenay
                  2040 rue Fay, C. P. 1010
                  Jonquiere, QC  G7S 4K6

                  Attention:  Plant Manager

                  Telecopier:  418-699-5293

                  Electronic mail: luc.boivin/CNT-SAG@alcan.com

         Any party may, by notice to the other party as set forth herein, change the address or fax number to which such notices are to be given

18.3 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and interpreted and construed in accordance with the laws presently in force in the Province of Quebec and the laws of Canada applicable therein. Each party hereby submits to the exclusive jurisdiction of the competent court in the Province of Quebec for the purpose of any action or proceeding arising out of or relating to this Agreement.

18.4 AMENDMENT. No amendment shall be binding unless expressly provided in a written instrument duly executed by the parties.

18.5 WAIVER. No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the parties to be bound thereby.

18.6 DELAY. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the day which is the reference day in calculating such period shall be excluded. If the day on which such delay expires is not a business day then the delay shall be extended to the next following business day. For the purposes of this Agreement "business day" shall mean any day other than a Saturday, Sunday or any other day on which the principal commercial banks in Montreal, Quebec are not open for business during normal banking hours.

18.7 SURVIVAL. Any obligation to pay any amount due, or any accrued or exigible liability arising from or as a result of this Agreement shall survive termination of this Agreement.

18.8 NO THIRD PARTY BENEFICIARIES. Except as otherwise expressly provided herein, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind.

18.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original and such counterparts together shall constitute one and the same instrument.

18.10 LANGUAGE. The parties acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux presentes reconnaissent avoir requis que la presente entente et les documents qui y sont afferents soient rediges en anglais.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and at the place first above mentioned.

                                         NOVELIS INC.

                                         Per:
                                              ----------------------------------
                                              Name:
                                              Title:

                                         ALCAN, ENERGIE ELECTRIQUE, A DIVISION
                                         OF ALCAN INC.

                                         Per:
                                              ----------------------------------
                                              Name:
                                              Title:

ARCUSTARGET INC. hereby agrees to be bound by this Agreement in accordance with its terms, including those set forth in section 1.7 of this Agreement.

                                         ARCUSTARGET INC.

                                         Per:
                                              ----------------------------------
                                              Name:
                                              Title: